Exhibit 16.1

July 10, 2006

Office of the Chief Accountant

SECPS Letter File

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Telzuit Medical Technologies, Inc.
Commission File Reference No 001-15034

We were previously the principal accountants for Telzuit Medical Technologies, Inc. for the fiscal years ended December 31, 2003 and 2004, and the transition period from January 1, 2005 through June 30, 2005, but have not reported on the financial statements of the Company as of June 30, 2006 or conducted any other audit services for the Company. On July 6, we were dismissed as principal accountant.

We have read the statements of Telzuit Medical Technologies, Inc. included in Item 4.01 of the Form 8-K dated July 6, 2006 to be filed regarding the recent change of auditors with the Securities and Exchange Commission. We agree with such statements regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

Pender Newkirk & Company LLP

Certified Public Accountants

Tampa, Florida

Pender Newkirk & Company LLP. Certified Public Accountants

100 South Ashley Drive.Suite 1650.Tampa, Florida 33602.(813)229-2321.Fax(813)229-2359.Web Site.www.pnccpa.com